Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-293216) on Form S-4 of Fundrise eREIT, LLC of our report dated February 4, 2026, relating to the consolidated financial statements and the financial statement schedule of Fundrise Equity REIT, LLC as of December 31, 2024 and for the year then ended, appearing in the Joint Information Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Joint Information Statement/Prospectus.

/s/ RSM US LLP

Stamford, Connecticut

March 23, 2026